                                                                      EXHIBIT 21

                             SYPRIS SOLUTIONS, INC.
                           SUBSIDIARIES OF THE COMPANY

The Company's subsidiaries as of December 31, 2002 are as follows:

(1)  Sypris Test & Measurement, Inc., a Delaware corporation.

(2)  Sypris Electronics, LLC, a Delaware limited liability company.

(3)  Sypris Data Systems, Inc., a Delaware corporation.

(4)  Sypris Technologies, Inc., a Delaware corporation.

(5)  Sypris Technologies Marion, LLC, a Delaware limited liability company.